August 5, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated August 1, 2013 of Nevada Gold and Casinos, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pannell Kerr Forster of Texas, PC